Exhibit 6(d)

                             CONTRACTOR'S AGREEMENT
                             FOR THE WHOLESALING OF
                      IDEX FUNDS AND WRL VARIABLE PRODUCTS

         This Agreement ("this Wholesaling Agreement") is entered into effective January 1, 1995, by and among InterSecurities, Inc. ("ISI"), Western Reserve Life Assurance Co. of Ohio ("WRL") and the undersigned ("Contractor"). ISI and WRL are sometimes referred to collectively as "the Company".

RECITALS:

         ISI is a registered Broker-Dealer and is engaged in retail Broker-Dealer operations.

         ISI also serves as the Principal Underwriter of certain securities, including the group of mutual funds distributed under the name of IDEX Mutual Funds (the "Funds") and certain variable annuity contracts and variable life insurance policies issued by WRL (collectively, the "Variable Products" or, individually, a "Variable Policy"). The Funds and the Variable Products are sometimes referred to collectively as "Underwritten Securities". In its capacity as Principal Underwriter (the " Principal Underwriter"), ISI may promote the distribution of the Underwritten Securities by authorizing registered Broker-Dealers or persons registered and associated with Broker-Dealers to act as wholesalers for the Underwritten Securities.

         Contractor is (check the applicable box):

                  [ ] a. a registered representative of ISI, holding a Sales Representative Agreement with ISI and a General Agent or Regional Director Agreement with WRL for retail sales (referred to herein as an "ISI Contractor"); or

                  [ ] b. a registered Broker-Dealer which [ ]does, [ ]does not, hold a retail Selling Agreement(s) with ISI for the retail sales of the Funds and/or the Variable Products (referred to herein as a "Broker-Dealer Contractor").

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         In addition to Contractor performing any retail sales or recruiting and supervising registered representatives to do so under (a) or (b) above, Contractor desires to act as a wholesaler to assist in marketing the Underwritten Securities to selling Broker-Dealers on behalf of the Principal Underwriter.

AGREEMENT:

         In consideration of the mutual promises, conditions, and covenants as set forth below, the parties agree as follows:

1. APPOINTMENT AS WHOLESALER. ISI appoints and authorizes Contractor to act as a wholesaler for the Underwritten Securities, pursuant to the terms and conditions of this Wholesaling Agreement. Contractor shall, and is hereby appointed to, solicit, place, support and endeavor to maintain Selling Agreements with certain Broker-Dealers. "Selling Agreement" for this purpose means a retail Dealer Sales Agreement or similar agreement between a Broker-Dealer and the Principal Underwriter for the retail selling by the Broker-Dealer of one or more of the Underwritten Securities.

1.1 WHOLESALER EXCLUSIVE TO THE COMPANY. Contractor warrants that he does not directly or indirectly wholesale any mutual funds, variable annuities or variable life products in any territory other than the Underwritten Securities. Contractor agrees he will not do so while this Wholesaling Agreement is in effect.

2.       ASSIGNED BROKER-DEALERS.

         (a) ASSIGNED BROKER-DEALERS. The Contractor's appointment to act as wholesaler hereunder shall be limited to "Assigned Broker-Dealers". The term "Assigned Broker-Dealer" as used in this Wholesaling Agreement shall mean and be limited to a duly registered Broker-Dealer (other than an Ineligible Broker-Dealer) who is designated in Exhibit I, attached to this Wholesaling Agreement, as may be updated by ISI, ("Exhibit I").

         (b) INELIGIBLE BROKER-DEALERS. The following Broker-Dealers shall not be eligible for assignment to the Contractor under this
                  Agreement: (i) ISI itself or any other Broker-Dealer subsidiary of AEGON USA, Inc.; (ii) WMA Securities, Inc.;
                  (iii) any financial institution doing business with the Financial Markets Division of AEGON USA, Inc. or Broker-Dealer affiliated with such an institution; (iv) any Broker-Dealer holding a seat on a national stock exchange (unless expressly shown on Exhibit I as an eligible Broker-Dealer); and (v) any Broker-Dealer or branch office or registered representative thereof designated in Exhibit I as "No Wholesaler Contact Permitted" or as otherwise designated or restricted in Exhibit I as not eligible for wholesaling.

         (c) UPDATES OF EXHIBIT I. The Company may update Exhibit I from time to time by giving written notice to all Wholesaling Contractors. Updates to Exhibit I may delete Broker-Dealers whose Selling Agreements have terminated or add new Broker-Dealers. An update may also change the status of a Broker-Dealer, branch office or registered representative from "Ineligible" to "Assigned" or from "Assigned" to "Ineligible". The Company agrees that no Broker-Dealer appearing on the initial Exhibit I as "Assigned" will be subsequently changed to "Ineligible" under Subparagraph 2.(b)(v).

         (d) ERRORS AND OMISSIONS. The listings in the initial Exhibit I and updates to Exhibit I may be lengthy documents containing considerable data. While the Company

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                  will make diligent efforts to assure they are complete and accurate when published, Contractor acknowledges that errors in or omissions from the list could sometimes occur. Should such an error or omission occur, the Company reserves the right to correct the error or omission by giving written notice to Contractor promptly after the Company learns of the error or omission.

         (e) REMOVAL OR TRANSFER OF AN ASSIGNED BROKER-DEALER FROM THE CONTRACTOR. The Company reserves the right at any time to remove or transfer an Assigned Broker-Dealer, or a branch office or registered representative thereof, from the Contractor by written notice to the Contractor if the Contractor fails to meet in a Calendar Year the Individual Production Goal of Contractor for that period, as described in
                  Schedule 1.

         (f) SELLING AGREEMENT REQUIRED. The Contractor shall not authorize, encourage, assist or knowingly permit an Assigned Broker-Dealer or a registered representative thereof to solicit, offer or sell an Underwritten Security unless the required Selling Agreement between the Broker-Dealer and the Company is in effect.

3. ASSIGNED TERRITORY. With respect to an Assigned Broker-Dealer, the Contractor's territory under this Agreement shall be limited to registered representatives thereof residing in the states or geographic areas listed in Schedule 2 (referred to in this Wholesaling Agreement as the "Assigned States" or the "Assigned Territory").

         The Company will periodically review the Contractor's activity and production within each area or state in the Assigned Territory. The Company may, by giving written notice to the Contractor, remove an Assigned State from the Contractor if the Contractor fails to produce in that state at least 10% of the Contractor's Production Goals for that Calendar Year.

4. COMMISSIONS ON THE FUNDS. While this Wholesaling Agreement is in effect, the Company shall pay Contractor the commissions at the percentage rates set forth in Schedule 3 on new sales (excluding dividends and capital gains reinvested) of shares of the Funds purchased while this Wholesaling Agreement is in effect under customer accounts of an Assigned Broker-Dealer's registered representatives residing in the Assigned Territory ("Commissionable Fund Sales").

5. COMMISSIONS ON THE VARIABLE PRODUCTS. While this Wholesaling Agreement is in effect, the Company shall pay Contractor the commissions described in Subparagraphs 5(a) and 5(b) on Commissionable Policies. "Commissionable Policy" refers to a Variable Policy which meets all of the following conditions or, where the context indicates, a premium payment under such a policy: (i) the policy type or plan is included in
         Schedule 4 or Schedule 5; (ii) the policy is applied for and issued while this Wholesaling Agreement is in effect; (iii) the policy is sold by an Assigned/Broker Dealer's registered representative residing in the Assigned Territory; and (iv) pursuant to the terms and conditions of the Assigned Broker-Dealer's Selling Agreement, the premium is considered earned and commissionable and the Assigned Broker-Dealer's commission for that policy is earned and payable to the Assigned Broker-Dealer. Even though compensation may already have been paid on a premium, a premium will no longer be treated as commissionable under this Wholesaling Agreement and such commission will be charged back to Contractor to the extent that, under the terms of the Assigned Broker-Dealer's Selling Agreement, the Company charges a commission back to the Assigned Broker-Dealer for any reason, including, for example, but not limited to, premium being refunded or becoming unearned; in the event Contractor has already received compensation on a premium that is no longer commissionable, the Company will charge back to Contractor all corresponding

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         compensation received by Contractor with respect to such premium, including any commissions, office allowance, or Production Bonus.

         (a) COMMISSIONS ON PREMIUMS AND TRAIL COMMISSIONS. The Company will pay the Contractor commissions on premiums and trail commission on a Commissionable Policy. Schedule 4, the Wholesaler Commission Schedule for Variable Life Policies, attached, and Schedule 5, the Wholesaler Commission Schedule for Variable Annuities, set forth the wholesaler commissions on premiums and the wholesaler trail commissions for the respective policies. Subject to all the conditions set forth in Schedules 4 and 5, the Company shall pay Contractor on Commissionable Policies the commissions on premiums and trail commissions in an amount equal to the difference between: (i) the commissions on premiums and trail commissions at the rates as set forth in Schedule 4 or 5, as appropriate; minus (ii) the commissions on premiums and trail commissions at the rates provided for such Variable Policy in the Assigned Broker Dealer's Selling Agreement. If such difference is negative:
                  (i) no compensation shall be payable under this Subparagraph; and (ii) the amount of compensation otherwise payable to Contractor under Subparagraph 6(b) for Variable Life Policies or Variable Annuities, respectively, shall be reduced by this negative difference but in no event shall be less than zero. Should the Assigned Broker-Dealer's Selling Agreement terminate or should the Assigned Broker-Dealer's right to commissions thereunder divest, then for purposes of calculating the difference due to Contractor under this Wholesaling Agreement, the rates "provided for such Variable Policy in the Assigned Broker-Dealer's Selling Agreement" shall be deemed to be the commission rates last in effect under the Assigned Broker-Dealer's Selling Agreement.

         (b) VARIABLE PRODUCTS, OFFICE ALLOWANCE. Schedule 6 provides for an office allowance commission on certain variable life plans. Monthly, or at such other periods the Company may set, the Company will pay the office allowance commission to the Contractor on Commissionable Policies, at the rates and on the certain types of plans specified in Schedule 6 ("Office Allowance"). The Office Allowance is payable only on target premium produced, as described in Schedule 6, and is subject to all the conditions set forth in Schedule 6.

6. PRODUCTION BONUS. Any commissions payable to Contractor under Paragraph 4 or 5 above, and any Production Bonus payable to Contractor under this Paragraph, shall be the Contractor's sole compensation for all services rendered and all expenses incurred by Contractor for the wholesaling of the Underwritten Securities or any services contemplated under this Wholesaling Agreement. On Commissionable Fund Sales and Commissionable Policies, the Company will pay Contractor a Production Bonus ("Production Bonus" or "Bonus"), subject to the following conditions, while this Wholesaling Agreement is in effect:

         (a) BONUS ON FUNDS. A Bonus is payable, in the amount of 0.05% of the purchase price of Commissionable Fund Sales.

         (b) BONUS ON VARIABLE PRODUCTS. A Bonus is payable on Commissionable Policies at the following rates on the following types of plans:

                  (i) A Bonus of 5% of annualized first year target premium produced is payable on Type 1 of the Freedom Equity Protector; the Company reserves the right, as part of its pending conversion of computer systems, to change this calculation in the future to 5% of collected first year target premium.

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                  (ii)     A Bonus of 0.25% of collected first-year premium is
                           payable on the Freedom Attainer and Freedom
                           Conqueror.

         (c) PAYMENT OF BONUS. Monthly, or at such other periods as the Company may set, the Company will pay the Contractor the Bonus for that period. Bonuses will be charged back as described in Paragraph 5 in the event a policy or premium payment is not commissionable. Bonuses payable on annualized target premium will also be subject to chargebacks calculated as set forth in
                  Schedule 6.

7. DUTIES AND SERVICES OF CONTRACTOR. Contractor shall provide wholesaling services to WRL and to ISI as the Principal Underwriter as shall be mutually agreed upon from time to time. These services shall include but not be limited to:

         (a) Assistance in determining target Broker-Dealers for Selling Agreement procurement;
         (b) Utilization of Contractor's experience and Broker-Dealer relationships in order to procure Selling Agreements for ISI;
         (c)      Assistance in the management of Broker-Dealer relations;
         (d) Utilization of Contractor's relationships with representatives for the purpose of promoting the Underwritten Securities;
         (e) Completion and updating of a formal marketing plan at least annually;
         (f)      Quarterly sales forecasts;
         (g) Arranging and presiding over educational and sales meetings of Broker-Dealers and representatives on a periodic basis so as to ensure that they are familiar with the features of the Underwritten Securities;
         (h) Providing sales and marketing assistance to the Assigned Broker-Dealers and their representatives, where required, to assist in the sale of the Underwritten Securities;
         (i) Providing technical assistance to the Assigned Broker-Dealers, their representatives and their administrative staff in the ongoing servicing of shareholders of the Underwritten Securities; and
         (j)      encourage persistency of business.

         Contractor agrees Contractor shall not in any manner encourage or assist Assigned Broker-Dealers or the representatives, employees or agents thereof to: (i) make any representations not contained in or consistent with the current prospectus of an Underwritten Security; or
         (ii) otherwise solicit or offer the Underwritten Securities in violation of any applicable insurance or securities law or regulation or in violation of the Assigned Broker-Dealer's Selling Agreement with the Company. No Contractor shall use, publish, distribute or promote, without the prior written approval of the WRL Law Department and ISI Compliance Department, any training, recruiting, sales or other marketing material relating to WRL or ISI or directly or indirectly to the Underwritten Securities.

8.       VESTING OF COMMISSIONS UPON TERMINATION OF THIS WHOLESALING AGREEMENT.

         (a) THE FUNDS. There is no vesting under this Wholesaling Agreement of any compensation on the Funds. Payment of such compensation shall cease with termination of this Wholesaling Agreement.

         (b) THE VARIABLE PRODUCTS, COMMISSIONS ON PREMIUMS AND TRAIL COMMISSIONS. Commissions on Premiums and Trail Commissions on Commissionable Variable Policies, to the extent payable, as set forth in Schedule 4 and set forth in Schedule 5 respectively, shall continue to be payable after termination of this Wholesaling Agreement ("vest") subject to the following terms and conditions. (In any event,

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                  there is no vesting on policies issued or applied for after the termination of this Wholesaling Agreement.) Such Commissions shall vest only if: (i) the Company terminates this Wholesaling Agreement under Paragraph 12(a), below, for reasons other than Contractor's failure to meet Production Goals; or (ii) this Wholesaling Agreement terminates due to Contractor's death or disability under Subparagraph 12(b)(2) or 12(b)3, below. Otherwise, such Commissions shall not vest. Vesting shall be limited to five (5) years from the date of termination of this Wholesaling Agreement. Vesting and payment of vested commissions shall cease on the fifth anniversary of termination of this Wholesaling Agreement or immediately upon any of the other divesting events listed in Paragraph 9, below, whichever occurs first. Where vesting is due to death or total disability, vested commissions shall be limited to 80% of their normal rate; in that case, the Company will retain the other 20% to assist the Company in providing wholesaling services in the Contractor's absence.

         (c) OFFICE ALLOWANCE AND BONUS. There is no vesting under this Wholesaling Agreement of any Office Allowance or Bonus on any Underwritten Securities. Payment of such compensation shall cease with termination of this Wholesaling Agreement.

9. DIVESTING EVENTS. If vesting is in effect after termination of this Wholesaling Agreement as described in Paragraph 8 above, such vesting and payment of vested commissions shall cease on the fifth anniversary of termination of this Wholesaling Agreement or, if earlier, immediately upon any of the following events:

         (a) SUBSEQUENT NOTICE OF CAUSE. Upon written notice from ISI or WRL that there was cause for termination of this Wholesaling Agreement, as provided for in Paragraph 12(c) below.

         (b) TERMINATION OF CONTRACTOR'S INSURANCE AGENT LICENSE OR INSURANCE APPOINTMENT IN CERTAIN STATES. Upon termination of the Contractor's insurance agent license or termination of Contractor's appointment with WRL, in the case of a policy in a jurisdiction where WRL determines in its discretion that state insurance law requires Contractor to be so licensed and/or appointed in order for WRL to pay such vested compensation to Contractor.

         (c) AN ISI CONTRACTOR'S ASSOCIATION WITH ANOTHER BROKER-DEALER. Upon termination of Contractor's association with ISI in connection with Contractor becoming associated with another Broker-Dealer. In that event, upon ISI and WRL's acceptance of Contractor's assignment to such Broker-Dealer of the right to receive Contractor's vested commissions as provided in Subparagraph 16(c), the Company shall pay the remaining vested commissions payable under this Wholesaling Agreement to such assignee.

         (d) VIOLATION OF PARAGRAPH 14. Upon violation by Contractor of Paragraph 14 of this Wholesaling Agreement.

         (e) TERMINATION OF SECURITIES LICENSE. Upon termination of Contractor's securities license or registration, in the case of commissions on a policy in a jurisdiction where ISI in its discretion determines that state securities law requires Contractor to continue to be securities registered in order to receive such vested commissions.

         (f) STATUTORY DISQUALIFICATION OF AN ISI CONTRACTOR. Upon any event causing an ISI Contractor to be statutorily disqualified to be associated with a Broker-Dealer as

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                  defined under Sec. 3 (a) (39) of the Securities and Exchange
                  Act of 1934 or Art. II, Sec. 4 of the Bylaws of the National Association of Securities Dealer, Inc. ("NASD"), as either may be amended from time to time.

10.      RIGHT TO BUY-OUT.

         (i) CONDITIONS OF BUY-OUT. The Company will pay Contractor a payment or series of payments referred to as the "Buy-Out" if the Company terminates this Contract under the following circumstance and subject to all of the following conditions. Contractor will be entitled to the Buy-Out if:

                  (a) The Company terminates this Contract under Paragraph 12(a); and

                  (b) As of the date of termination, the Contractor has met his Individual Production Goal, set forth in Schedule 1 hereto, on a year-to-date basis for the current year--and for the prior year; and

         (ii) PAYMENT OF BUY-OUT. If payable, the Company will pay the Buy-Out as follows. The Company will elect one of the following methods and resulting amounts:

                  (a) The Company may pay Contractor in one lump sum an amount equal to the total Wholesaler Compensation actually earned by and paid to Contractor for the 12 full calendar months preceding the date of termination; or

                  (b) The Company may continue to pay Contractor commission, Office Allowance and Production Bonus on new business written during the first 12 full calendar months following the date of termination, even though the Contract is terminated and even though such compensation would not otherwise be payable. New business written during that 12 month period shall not be entitled to any vesting described in Paragraph 8; otherwise, any vesting provided under Paragraph 8 is not affected by Paragraph 10.

11. WHOLESALING REPRESENTATIVES. The Contractor may, at his discretion, employ or appoint additional "Sub-Contractors" to represent Contractor in Contractor's duties under this Agreement ("Wholesaling Representative"). However, any such Wholesaling Repre- sentative is required to be a duly registered representative or principal of a registered broker/dealer. In connection with this Wholesaling Agreement, Contractor shall neither cause nor permit any person who is not so duly registered to act as a Wholesaling Representative or to engage in any other conduct relating to this Wholesaling Agreement which requires such registration. Contractor shall be solely responsible for compensating any Wholesaling Representative for such wholesaling activity. Before Contractor appoints or engages a person as a Wholesaling Representative, Contractor shall obtain the prior written consent of an officer of ISI and WRL.

12.      TERMINATION.

         (a) TERMINATION WITHOUT CAUSE BY THE COMPANY BY WRITTEN NOTICE. This Wholesaling Agreement may be terminated without cause by WRL or ISI giving written notice to Contractor at least thirty
                  (30) days prior to the date of termination (or less than 30 days upon written agreement of Contractor),

         (b) OTHER TERMINATION WITHOUT CAUSE. This Wholesaling Agreement will be terminated without cause as follows:

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                  (1)      by Contractor giving a written notice mailed or
                           delivered to WRL and ISI, at least thirty (30) days prior to the date of termination (or less than 30 days upon written agreement of ISI and WRL),
                  (2) when Contractor dies, if Contractor is a natural person,
                  (3) when Contractor becomes totally and permanently disabled, as determined by the Company based on the opinion of a physician selected by the Company, if Contractor is a natural person,
                  (4) upon the Contractor's dissolution, bankruptcy, insolvency or assignment for the benefit of creditors,
                  (5) upon Contractor's failure to acquire or continuously maintain all licenses required by law, unless waived in writing by ISI and WRL,
                  (6) upon termination without cause of Contractor's Agent, General Agent or Regional Director, if Contractor is an ISI Contractor, unless waived in writing by ISI and WRL.

         (c) TERMINATION FOR CAUSE. Upon Termination of this Wholesaling Agreement for cause, Contractor will have no further rights under this Agreement to any commissions or other compensation otherwise payable under the terms of this Agreement or the attached Schedule(s). A termination for cause will be effective immediately upon Contractor's conviction of a felony, or revocation of Contractor's license, or immediately upon the Company sending Contractor a written notice of termination for cause. This Agreement may be terminated for cause as follows, if Contractor:

                  (1) withholds any funds due the Company, a Broker-Dealer, or a customer of the Company,
                  (2) withholds any policies, documents or correspondence that rightfully should have been transmitted to the Company, or to an Assigned Broker-Dealer,
                  (3) fails to promptly return any property belonging to the Company or to a policy applicant or an Assigned Broker-Dealer when requested to do so,
                  (4) refuses to pay any indebtedness that Contractor owes the Company under the terms of this Wholesaling Agreement or any other agreement Contractor enters into with the Company,
                  (5) is convicted of a felony or any state or jurisdiction revokes, suspends or fails to renew Contractor's license,
                  (6) violates any applicable insurance or securities laws or regulations, as determined by the Company,
                  (7)      has a required bond refused or cancelled,
                  (8) misrepresents any of the Company's products or services, or causes, advises, aids or abets an Assigned Broker-Dealer to do so,
                  (9) misrepresents or omits any material information on an application for, or reinstatement of, a Policy, or causes, advises, aids or abets an Assigned Broker-Dealer to do so,
                  (10) commits or attempts to commit fraud against the Company or any applicant or policyholder, or causes, advises, aids or abets an Assigned Broker-Dealer to do so,
                  (11) fail to comply with material terms of this Wholesaling Agreement or the Company's published rules and regulations,
                  (12) causes or attempts to cause employees, representatives or agents of the Company to discontinue their association with the Company, or causes, advises, aids or abets an Assigned Broker-Dealer to do so,

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                  (13)     causes or attempts to cause any policyowner of WRL to
                           discontinue any WRL policy, or causes, advises, aids or abets an Assigned Broker-Dealer to do so, or
                  (14) falsifies or omits material information provided to the Company.

                  If this Wholesaling Agreement was terminated without cause, and the Company later determines there was cause, the Company may change its previous action by giving Contractor written notice of termination for cause.

13. INDEMNIFICATION. With respect to duties, services and activities contemplated under this Wholesaling Agreement: (i) Contractor will indemnify and hold harmless ISI, WRL, and the employees, agents, officers, directors, affiliates, or successors of ISI and WRL from and against any and all loss, cost, claims, or damage, including attorneys' fees, arising out of any negligent, fraudulent, or intentional acts, omissions or errors of Contractor or Contractor's Wholesaling Representatives; and (ii) ISI and WRL will indemnify and hold harmless Contractor and any Wholesaling Representatives, employees, agents, officers, directors, affiliates, or successors of Contractor, from and against any and all loss, cost, claims, or damage, including attorneys' fees, arising out of any negligent, fraudulent, or intentional acts, omissions or errors of ISI or WRL.

14. NON-REPLACEMENT COVENANTS. Contractor acknowledges that the relationships between the Company and Assigned Broker-Dealers have been established by the Company over a period of time and that the Company has invested considerable time and resources to encourage and maintain its Broker-Dealer relationships and blocks of business. While this Wholesaling Contract is in effect and for a period of five years after termination of this Wholesaling Agreement, Contractor agrees that:

         (a) Contractor will not encourage, aid or abet any customer, agent, representative or Broker-Dealer to engage in a pattern of replacing or attempting to replace any existing Fund accounts or WRL policies with those of other mutual funds or life insurance companies.

         Contractor understands that the Company is entitled to obtain from a court of competent jurisdiction an order enjoining Contractor from any conduct prohibited in Subparagraph 14(a).

15. INDEPENDENT CONTRACTOR. As an independent contractor, Contractor is free to exercise his discretion and judgment as to time, place and means of performing all acts hereunder. Nothing in this Wholesaling Agreement is intended to create a relationship of employer and employee between the Company and Contractor.

16.      MISCELLANEOUS PROVISIONS.

         (a) ENTIRE CONTRACT. This Wholesaling Agreement contains the entire agreement of the parties relating to the wholesaling of the Underwritten Securities. This Wholesaling Agreement, as of its effective date, revokes and supersedes any previous agreement or arrangement between the parties relating to the wholesaling of the Underwritten Securities.

         (b) MODIFICATION. Neither ISI nor WRL shall be bound by any promise, agreement, understanding or representation relative to the subject matter of this Wholesaling Agreement, unless the same is made in writing, signed by an officer of ISI and WRL, which expresses by its terms an intention to modify this Wholesaling Agreement. WRL and ISI reserve the right to revise any Schedule or Exhibit to

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                  this Wholesaling Agreement and to change any compensation
                  under this Wholesaling Agreement by giving thirty days advance written notice to Contractor. Any such revised Schedule or Exhibit or notice of change in compensation shall take effect prospectively and shall not apply to policies or accounts written prior to the effective date of the revision or notice.

         (c) ASSIGNMENT. Except as provided in this Subparagraph, this Wholesaling Agreement shall not be assigned or transferred by Contractor. No assignment of this Wholesaling Agreement or Contractor's compensation hereunder shall be valid unless consented to by the Company and made in a writing acceptable to the Company and signed by ISI, WRL, the Contractor and assignee or transferee. Notwithstanding the above, if while this Wholesaling Agreement is in effect, an ISI Contractor becomes registered as a Broker-Dealer or becomes registered or associated with another registered Broker-Dealer, then the Company, in its sole discretion, may elect to continue this Agreement and consent to Contractor's assignment of this Agreement to the Contractor's successor Broker-Dealer.

         (d) WAIVER. Failure by the Company or failure by Contractor to insist upon compliance by the other party with any terms or conditions of this Wholesaling Agreement shall not be construed as a waiver of any rights under this Wholesaling Agreement. Any such failure shall not be construed to waive succeeding breaches of those terms or conditions or any breaches of any other provision.

         (e) NOTICES. Any notice given in connection with this Wholesaling Agreement shall be deemed to be provided when it is sent first class mail or by courier to the addresses set forth below, or to the last address of record such party designates in writing:


                    If to ISI:             InterSecurities, Inc.
                                           201 Highland Ave.
                                           Largo, FL 34640
                                           Attn: President

                    If to WRL:             Western Reserve Life Assurance Co.
                                             of Ohio
                                           201 Highland Ave.
                                           Largo, FL 34640
                                           Attn: Diane Rogers, Vice President

                    If to Contractor:      the address at Contractor's signature
                                           at the end of this Wholesaling
                                           Agreement

         (f) CONTROLLING LAW, VENUE. This Wholesaling Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of Florida. No suit shall be brought by Contractor against ISI or WRL relating to this Wholesaling Agreement except in the appropriate court of the State of Florida, Pinellas County, or,in the case of federal jurisdiction, in the U.S. District Court for the Middle District of Florida.


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

         (g) SEVERABILITY. If any term or provision of this Wholesaling Agreement, or any application thereof, shall be invalid or unenforceable, the remainder of this Wholesaling Agreement, and any other application of such provision, shall not be affected thereby.

         (h) HEADINGS. The headings and titles of Paragraphs contained in this Wholesaling Agreement are for convenience only and have no effect upon the construction or interpretation of any part of this Wholesaling Agreement.

         (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which constitute one and the same instrument.

         This Wholesaling Agreement is made by the parties in Largo, Florida and executed by each on the dates shown below.

CONTRACTOR                                        INTERSECURITIES, INC.

By:________________________________               By:___________________________

Name:______________________________               Name:_________________________

Date:______________________________               Title:________________________

                                                  Date:_________________________

WESTERN RESERVE LIFE ASSURANCE
CO. OF OHIO

By:________________________________

Name:______________________________

Title:_____________________________

Date:______________________________

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